UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 18, 2009

MKS Instruments, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Massachusetts	000-23621	04-2277512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Tech Drive, Suite 201, Andover, Massachusetts		01810
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	978-645-5500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 18, 2009, MKS Instruments, Inc., MKS Japan, Inc. and HSBC Bank USA, National Association entered into a fifth amendment to the Optional Advance Demand Grid Note dated August 3, 2004 among such parties, as amended, (a) decreasing the maximum amount of the note from $35 million to $5 million, (b) decreasing the limit for standby letters of credit under the note from $750,000 to $650,000, and (c) establishing an annual facility fee of 0.0375% of the maximum amount of the note. MKS believes the reduced amount of the note more accurately reflects MKS' anticipated utilization of this line, and minimizes the cost of the new facility fee. As of December 31, 2008, MKS had outstanding borrowings of $1.1 million under this line. In addition, as of December 31, 2008, MKS and its subsidiaries had an aggregate of approximately $27.5 million available under other credit lines and short term borrowing arrangements, of which $16.7 million was outstanding on such date. As of December 31, 2008, MKS also had cash, cash equivalents and short-term investments, net of debt, of $259.8 million.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Fifth Amendment, dated March 18, 2009, to Optional Advance Demand Grid Note dated August 3, 2004 (the "Note"), along with the Fourth Amendment to the Note, dated July 31, 2008 and the Third Amendment to the Note, dated July 31, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MKS Instruments, Inc.

March 18, 2009	By:	/s/ Kathleen F. Burke

Name: Kathleen F. Burke
Title: General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Fifth Amendment, dated March 18, 2009, to Optional Advance Demand Grid Note dated August 3, 2004 (the "Note"), along with the Fourth Amendment to the Note, dated July 31, 2008 and the Third Amendment to the Note, dated July 31, 2007